Preliminary Structural and Collateral Term Sheet
		$2,284,000,000 (Approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-A3 Mortgage Pass-Through Certificates, Series 2006-A3
		04/03/2006
Features of the Transaction		Preliminary Mortgage Pool Data (approximate) Group 1
			Pool 1	Pool 2	Pool 3
- Offering consists of approximately $2,284mm of Senior Certificates		Collateral Type	5Yr Hybrid	5Yr Hybrid	7Yr Hybrid
expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch, Dominion			ARMs	ARMs	ARMs
- The Amount of Senior Certificates is approximate and may vary.		Outstanding Principal Balance	198,579,786	150,180,691	575,260,070
- Multiple groups of Mortgage Loans will collateralize the transaction		Number of Mortgage Loans	857	251	1,005
- There are approximately 8 groups of Senior Certificates, which may vary.		Average Principal Balance	243,550	601,354	589,291
- The Credit Support for the Senior Certificates of Pools 1,2,3,4,5, & 6 is		Weighted Average Net Mortgage Rate	5.57%	5.66%	5.77%
Cross-Collateralized, with respect to losses		Weighted Average Maturity	355	357	358
- The Credit Support for the Senior Certificates of Pools 7 & 8 is		Weighted Average Seasoning	5	3	2
Cross-Collateralized, with respect to losses		Weighted Average Months to Roll	55	57	82
		ARM Index	LY1(99%),CMT(1%)	LY1(99%),LM6(1%)	LY1(94%),LM6(6%)
Key Terms		Weighted Average Gross Margin	2.26	2.26	2.27
Issuer : J.P.Morgan Mortgage Trust		Initial Periodic Rate Cap	4.98	4.97	4.98
Underwriter : J.P.Morgan Securities, Inc.		Subsequent Periodic Rate Cap	2.00	1.98	1.94
Depositor : J.P. Morgan Acceptance Corp. I		Lifetime Rate Cap	5.01	5.01	5.01
Master Servicer: Wells Fargo		Weighted Average Loan-to-Value	78%	74%	69%
Trustee: Wachovia Bank		Weighted Average FICO Score	739	733	741
Type of Issuance: Public		Geographic Distribution	CA(36%),FL(14%)	CA(42%),FL(9%)	CA(41%),NY(12%)
Servicer Advancing: Yes, Subject to Recoverability.		Percent Owner Occupied	95%	90%	91%
Compensating Interest: Paid, But Capped.		Percent Single Family / PUD	62%	87%	80%
Clean-Up Call / Optional Termination: 5% clean-up call (Group 1)		Interest Only	96%	85%	80%
5% clean-up call (Group 2)		Primary Servicer	Chase	Chase	Chase
Legal Investment: The Senior Certificates are		Other Servicers	Suntrust,PHH,Wells,Countrywid	Countrywide,PHH,Suntrust	PHH,Suntrust,Countrywide
SMMEA Eligible at Settlement.
ERISA Eligible: The Senior Certificates are
ERISA eligible subject to limitations set		Preliminary Mortgage Pool Data (approximate) Group 1
forth in the final prospectus supplement.			Pool 4	Pool 5	Pool 6
Tax Treatment: REMIC		Collateral Type	10Yr Hybrid	10Yr Hybrid	3Yr Hybrid
Structure: Senior/Subordinate w/ Shifting Interest			ARMs	ARMs	ARMs
and Subordinate Certificate Prepayment Lockout		Outstanding Principal Balance	98,311,488	731,404,680	70,879,474
Expected AAA Subordination: (Group 1) 4.0% +/- .50%		Number of Mortgage Loans	374	969	215
(Group 2) 2.0% +/- .50%		Average Principal Balance	264,828	765,382	332,810
Rating Agencies: At least 2 of 4; Moody's, S&P, Fitch, Dominion		Weighted Average Net Mortgage Rate	5.77%	5.79%	5.43%
Registration: Senior Certificates - DTC		Weighted Average Maturity	356	357	356
Time Table		Weighted Average Seasoning	4	2	4
Cut-Off Date April 1, 2006		Weighted Average Months to Roll	116	118	32
Settlement Date April 28, 2006		ARM Index	LM6(53%),LY1(47%)	LY1(82%),LM6(18%),CMT(0%)	LY1(92%),CMT(7%),LM6(2%)
First Distribution Date May 25, 2006		Weighted Average Gross Margin	2.12	2.24	2.34
Distribution Date 25th or Next Business Day		Initial Periodic Rate Cap	5.01	5.00	2.26
		Subsequent Periodic Rate Cap	1.51	1.92	1.98
		Lifetime Rate Cap	5.01	5.00	5.95
JPMSI Contact Information		Weighted Average Loan-to-Value	70%	66%	74%
Trading/Structuring Greg Boester	212-834-2499	Weighted Average FICO Score	743	745	736
Eric Norquist		Geographic Distribution	CA(19%),FL(16%)	CA(40%),NY(20%)	FL(19%),NJ(18%)
Tom Scudese		Percent Owner Occupied	84%	89%	92%
Marc Simpson		Percent Single Family / PUD	74%	79%	82%
Bridget Byrnes		Interest Only	98%	80%	80%

Preliminary Structural and Collateral Term Sheet
		$2,284,000,000 (Approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-A3 Mortgage Pass-Through Certificates, Series 2006-A3
		04/03/2006
Features of the Transaction		Preliminary Mortgage Pool Data (approximate) Group 2
			Pool 7	Pool 8
- Offering consists of approximately $2,284mm of Senior Certificates		Collateral Type	5Yr Hybrid	5Yr Hybrid
expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch, Dominion			ARMs	ARMs
- The Amount of Senior Certificates is approximate and may vary.		Outstanding Principal Balance	205,803,632	337,442,712
- Multiple groups of Mortgage Loans will collateralize the transaction		Number of Mortgage Loans	264	509
- There are approximately 8 groups of Senior Certificates, which may vary.		Average Principal Balance	793,039	674,957
- The Credit Support for the Senior Certificates of Pools 1,2,3,4,5, & 6 is		Weighted Average Net Mortgage Rate	3.77%	4.58%
Cross-Collateralized, with respect to losses		Weighted Average Maturity	337	344
- The Credit Support for the Senior Certificates of Pools 7 & 8 is		Weighted Average Seasoning	23	16
Cross-Collateralized, with respect to losses		Weighted Average Months to Roll	37	44
		ARM Index	LY1(99%),CMT(1%)	LY1(100%),CMT(0%)
Key Terms		Weighted Average Gross Margin	2.28	2.26
Issuer : J.P.Morgan Mortgage Trust		Initial Periodic Rate Cap	2.00	5.00
Underwriter : J.P.Morgan Securities, Inc.		Subsequent Periodic Rate Cap	2.00	2.00
Depositor : J.P. Morgan Acceptance Corp. I		Lifetime Rate Cap	5.99	5.02
Master Servicer: Wells Fargo		Weighted Average Loan-to-Value	59%	69%
Trustee: Wachovia Bank		Weighted Average FICO Score	742	735
Type of Issuance: Public		Geographic Distribution	CA(47%),NY(28%)	CA(54%),NY(14%)
Servicer Advancing: Yes, Subject to Recoverability.		Percent Owner Occupied	98%	100%
Compensating Interest: Paid, But Capped.		Percent Single Family / PUD	73%	79%
Clean-Up Call / Optional Termination: 5% clean-up call (Group 1)		Interest Only	99%	99%
5% clean-up call (Group 2)		Primary Servicer	Chase	Chase
Legal Investment: The Senior Certificates are		Other Servicers
SMMEA Eligible at Settlement.
ERISA Eligible: The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment: REMIC
Structure: Senior/Subordinate w/ Shifting Interest
and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination: (Group 1) 4.0% +/- .50%
(Group 2) 2.0% +/- .50%
Rating Agencies: At least 2 of 4; Moody's, S&P, Fitch, Dominion
Registration: Senior Certificates - DTC
Time Table
Cut-Off Date April 1, 2006
Settlement Date April 28, 2006
First Distribution Date May 25, 2006
Distribution Date 25th or Next Business Day

JPMSI Contact Information
Trading/Structuring Greg Boester	212-834-2499
Eric Norquist
Tom Scudese
Marc Simpson
Bridget Byrnes

JP Morgan Securities Inc.

JP Morgan Securities Inc. Deal Summary Report jpmmt06a3_0403
Assumptions	Collateral
Settlement	28-Apr-2006	Prepay	25 CPR	Balance	WAC	WAM	Age	WAL	Dur
1st Pay Date	25-May-2006	Default	0 CDR	$2,367,862,532.92	5.665	353	6	3.445
Recovery	0 months
Severity	0%
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread	Bench	Price	$@1bp	Accrued	NetNet	Dated	Notes
Name	Window	Life	bp	%	Int(M)	(MM)	Date
SNR_1	190,636,594.12	5.566	05/06 - 11/10	2.500	01-Apr-06	WAC
SNR_2	144,173,463.21	5.655	05/06 - 01/11	2.535	01-Apr-06	WAC
SNR_3	552,249,667.25	5.769	05/06 - 02/13	2.911	01-Apr-06	WAC
SNR_4	94,379,028.68	5.766	05/06 - 12/15	3.187	01-Apr-06	WAC
SNR_5	702,148,492.64	5.792	05/06 - 02/16	3.173	01-Apr-06	WAC
SNR_6	68,044,294.88	5.429	05/06 - 12/08	1.838	01-Apr-06	WAC
SUB1	72,984,647.52	5.733	05/06 - 03/36	6.082	01-Apr-06	WAC
SNR_7	201,687,559.71	3.771	05/06 - 05/09	2.420	01-Apr-06	WAC
SNR_8	330,693,858.01	4.583	05/06 - 12/09	2.754	01-Apr-06	WAC
SUB2	10,864,926.90	4.276	05/06 - 12/34	9.525	01-Apr-06	WAC

JP Morgan Securities Inc.

Yield Curve Swap Curve Mat 6MO 2YR 3YR 5YR 10YR 1YR 2YR 3YR 4YR 5YR 7YR Yld 4.82 4.82 4.82 4.81 4.85 5.275 5.27 5.265 5.285 5.3025 5.34

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this ofering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free witing prospects relating to these securiles. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used nmerous assmptions which mayor may not be reflected herein. As such, no assurance can be given as to the appropokenmof the Computational Materials for any parbJar context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.